Exhibit 99.2

Cingular Wireless changes accounting for operating leases

Financial restatement results in cumulative reduction in pre-tax earnings of $171 million from 2000 through 2004

Cash flows, revenue, net subscriber additions, and subscriber churn not affected

FOR IMMEDIATE RELEASE

     ATLANTA — Cingular Wireless said today it has changed its accounting for operating leases — primarily on cell sites — to conform to generally accepted accounting principles.

     As a consequence, the company will revise its previously announced annual financial results for 2004, restate annual results for 2000 through 2003, and restate quarterly results for the first three quarters of 2004. These actions will result in a cumulative reduction in pre-tax earnings for 2000 through 2004 of $171 million. While management believes that the impact of this change is not material to any previously issued financial statements, it determined that the cumulative adjustment required to make this correction was material to its 2004 financial results.

     This change has no effect on cash flows, revenue, net subscriber additions, or subscriber churn, the company said.

     A variety of companies, including others in the wireless industry, have announced similar changes in their accounting and corresponding restatements of their financial results in the wake of recent clarifications by the Office of the Chief Accountant of the Securities and Exchange Commission of certain issues related to lease accounting, Cingular noted.

     These restatements will be included in Cingular’s 2004 10-K report, which will be filed in March 2005. Also in connection with the accounting for operating leases, the company will restate the financial statements of its network infrastructure venture with T-Mobile USA, Inc., which ended earlier this year.

     Cingular’s previously published financial guidance is not affected by these restatements, the company noted.

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About Cingular Wireless
Cingular Wireless is the largest wireless carrier in the United States, serving more than 49 million customers. Cingular, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), has the largest digital voice and data network in the nation — the ALLOVERSM network — and the largest mobile-to-mobile community of any national wireless carrier. Cingular is the only U.S. wireless carrier to offer RolloverSM, the wireless plan that lets customers keep their unused monthly minutes. Details of the company are available at <http://www.cingular.com> . Get Cingular Wireless press releases e-mailed to you automatically. Sign up at <http://www.cingular.com/newsroom> .

FORWARD-LOOKING INFORMATION
In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:

•	the pervasive and intensifying competition in all markets where Cingular operates;

•	failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

•	problems associated with the transition of Cingular’s network to Higher-speed technologies;

•	slow growth of Cingular’s data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

•	sluggish economic and employment conditions in the markets Cingular serves;

•	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

•	enactment of additional state and federal laws, regulations and requirements pertaining to Cingular’s operations; and

•	the outcome of pending or threatened complaints and litigation.

•	Such forward-looking information is given as of this date only, and Cingular assumes no duty to update this information.